SGI Announces Filing of a Universal Shelf Registration Statement

MILPITAS, CA -- (Marketwired - January 27, 2016) - SGI (NASDAQ: SGI), a global leader in high performance solutions for compute, data analytics and data management, today announced that it has filed a universal shelf registration Statement on Form S-3 with the Securities and Exchange Commission ("SEC").

Upon being declared effective by the SEC, this universal shelf registration statement will allow SGI to publicly offer and sell from time to time common stock, preferred stock, debt securities, warrants or any combination of such securities for proceeds in an aggregate amount of up to $75 million. The specifics of any potential future offerings will be described in detail in a prospectus supplement at the time of any such offering.

Unless otherwise stated in the applicable prospectus supplement, the company will use the proceeds of any offering for general corporate purposes, which may include repayment of debt, acquisitions, investments, working capital and capital expenditures. Net proceeds may be temporarily invested prior to use.

A registration statement on Form S-3 relating to these securities has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and any prospectus supplement that may be issued with respect to such offering.

About SGI

SGI is a global leader in high performance solutions for compute, data analytics and data management that enable customers to accelerate time to discovery, innovation and profitability. Visit sgi.com for more information.

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Contact Information:

SGI Investor Relations
Annie Leschin
(415) 775-1788
annie@streetsmartir.com

Ben Liao
(669) 900-8090
bliao@sgi.com